                                                               [GRAPHIC OMITTED]
   Bonus Barrier Securities Linked to the United States Natural Gas Fund, LP
                      U.S. Commodities | Bullish | Medium Term

Indicative Terms as of August 11, 2009

CUSIP:              2515A0 P8 0
Issuer:             Deutsche Bank AG, London Branch
Maturity / Tenor:   24 Months
Fund:               United States Natural Gas Fund, LP
Initial Fund Level: The Fund closing level (expressed as the closing price per unit of the Fund) on the Trade Date
Ending Fund Level:  The Fund closing level (expressed as the closing price per unit of the Fund) on the Final Valuation Date
                    times the Share Adjustment Factor
Fund Return:                     Ending Fund Level - Initial Fund Level
                                 --------------------------------------
                                           Initial Fund Level
                                    (subject to the Fund Return Cap)
Fund Return Cap:    51%-58% (TBD on Trade Date)
Share Adjustment    Initially 1.0, subject to the adjustment for
Factor:             anti-dilution events
Barrier Event:      A Barrier Event occurs if, on any trading day during
                    the Observation Period, the Fund closing level is lower
                    than the Lower Barrier.
Observation Period: The period of trading days on which there is no market disruption event with respect to the Fund commencing
                    on (and including) the Trade Date to (and including) the
                    Final Valuation Date.
Lower Barrier:      63% of the Initial Fund Level
Bonus:              40%
Payment at Maturity:The payment you will receive at maturity per $1,000 security face amount will be calculated as follows:
                    o    If a Barrier Event does not occur, $1,000 +
                         the greater of (i) ($1,000 x Fund Return),
                         subject to the Fund Return Cap, and (ii) ($1,000 x
                         Bonus)
                    o    If a Barrier Event does occur, $1,000 x Fund
                         Return, subject to the Fund Return Cap
Discounts and       The Agents will not receive a commission in connection with
Commissions:        the sales of the securities.  Deutsche Bank Securities Inc.
                    may pay referral fees to other broker-dealers of up
                    to 0.50% or $5.00 per $1,000 face amount. Deutsche Bank
                    Securities Inc. may pay custodial fees to other broker-dealers of up to 0.25% or $2.50 per $1,000 face amount. The Issuer will reimburse Deutsche Bank Securities Inc. for such fees.
Agents:             Deutsche Bank Securities Inc. and Deutsche Bank Trust
                    Company Americas

                         Best Case Scenario at Maturity
--------------------------------------------------------------------------------
If a Barrier Event does not occur, investors will receive at maturity the greater of the 40% Bonus and the Fund Return, subject to the Fund Return Cap of between 51% and 58% (TBD on Trade Date) and subject to the credit of the Issuer.

                         Worst Case Scenario at Maturity
--------------------------------------------------------------------------------
If a Barrier Event occurs and the Ending Fund Level is less than the Initial
Fund Level, an investment in the securities will decline by 1% for every 1%
decline in the Fund. The maximum loss is 100%.

                                    Benefits
--------------------------------------------------------------------------------
o    Exposure to an alternative asset class with a positive return on both the upside and downside, subject to the Fund Return Cap, assuming a Barrier
     Event does not occur

o    Full exposure to any positive Fund Return above the Bonus up to the Fund
     Return Cap

o    The securities will outperform the Fund at maturity if the Fund does not close below the Lower Barrier during the Observation Period and the Fund
     Return is less than the Bonus

                                      Risks
--------------------------------------------------------------------------------
o    The securities are not principal protected; if a Barrier Event occurs, you may lose up to 100% of your initial investment

o    The return on the securities, if any, is limited by the Fund Return Cap and investors will not benefit from any appreciation of the Fund beyond the
     Fund Return Cap

o    Investor is not entitled to interest or other payments associated with the
     Fund

o    Various factors affect the value of the securities prior to maturity

o    Investors should be willing and able to hold the securities to maturity

o    An investment in the securities is subject to the credit of the Issuer

                                 Important Dates
--------------------------------------------------------------------------------
  Offering Period:                      August 11 - August 14, 2009
  Trade Date:                                       August 14, 2009
  Settlement Date:                                  August 19, 2009
  Final Valuation Date:                             August 16, 2011
  Maturity Date:                        August 19, 2011 (24 Months)

--------------------------------------------------------------------------------

                      NOT FDIC / NCUA INSURED OR GUARANTEED
                       MAY LOSE VALUE * NO BANK GUARANTEE
                                  NOT A DEPOSIT
                  NOT INSURED BY ANY FEDERAL GOVERNMENT AGENCY

              Deutsche Bank Structured Equity Sales 1.212.250.9905

Bonus Barrier Securities Fact Sheet
Deutsche Bank Structured Equity Sales
Return Scenarios at Maturity (Assumes Lower Barrier of 63% of the Initial Level and a Fund Return Cap of 54.50%)
If a Barrier Event Does Not Occur			A Barrier Event Does Occur
Fund Return	Bonus Barrier Security Return	Payment at Maturity (per $1,000 invested)	Fund Return	Bonus Barrier Security Return	Payment at Maturity (per $1,000 invested)
-100.00%	N/A	N/A	-100.00%	-100.00%	$0.00
-70.00%	N/A	N/A	-70.00%	-70.00%	$300.00
-45.00%	N/A	N/A	-45.00%	-45.00%	$550.00
-37.00%	40.00%	$1,400.00	-37.00%	-37.00%	$630.00
-25.00%	40.00%	$1,400.00	-25.00%	25.00%	$750.00
0.00%	40.00%	$1,400.00	0.00%	0.00%	$1,000.00
25.00%	40.00%	$1,400.00	25.00%	25.00%	$1,250.00
40.00%	40.00%	$1,400.00	40.00%	40.00%	$1,400.00
50.00%	50.00%	$1,500.00	50.00%	50.00%	$1,500.00
54.50%	54.50%	$1,545.00	54.50%	54.50%	$1,545.00
70.00%	54.50%	$1,545.00	70.00%	54.50%	$1,545.00
100.00%	54.50%	$1,545.00	100.00%	54.50%	$1,545.00
This hypothetical scenario analysis does not reflect advisory fees, brokerage or other commissions, or any other expenses that an investor may incur in connection with the securities.  No representation is made that any trading strategy or account will, or is likely to, achieve similar returns to those shown above. Hypothetical results are neither an indicator nor guarantee of future returns. Actual results will vary, perhaps materially, from this analysis. The numbers appearing in the above table have been rounded for ease of analysis.

Selected Risk Factors

YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — The securities do not guarantee any return of your initial investment. The return on the securities at maturity is linked to the performance of the Fund and will depend on whether a Barrier Event occurs and the extent to which the Fund Return is positive or negative. If a Barrier Event occurs, your investment will be fully exposed to any negative Fund Return.

THE RETURN ON THE SECURITIES IS LIMITED BY THE FUND RETURN CAP — The Fund Return cannot exceed the Fund Return Cap of between 51% and 58% (to be determined on the Trade Date) and your payment at maturity is therefore limited to a maximum payment of between $1,510.00 and $1,580.00 (to be determined on the Trade Date) per $1,000.00 security face amount, regardless of any increase in the Ending Fund Level beyond the Fund Return Cap.

THE FUND HAS LIMITED PERFORMANCE HISTORY – Publication of the Fund began on April 18, 2007. Therefore, the Fund has very limited performance history and no actual investment which allowed tracking of the performance of the Fund was possible before this date.

THE RISK OF INVESTING IN COMMODITIES CAN BE SUBSTANTIAL – The securities are linked to the price of the United States Natural Gas Fund, LP, whose assets consist primarily of investments in futures contracts and other natural gas-related interests. The value of the securities and the assets of the Fund may be affected by numerous market factors, including events in the commodities and equities markets, the bond market and the foreign exchange market, fluctuations in interest rates, and world economic, political and regulatory events.

CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY — Certain built-in costs, such as our estimated cost of hedging, are likely to adversely affect the value of the securities prior to maturity. You should be willing and able to hold your securities to maturity.

NO INTEREST OR OTHER RIGHTS - As a holder of the securities, you will not receive interest payments, and you will not have any rights that holders of the Fund would have.

OUR RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVEL OF THE FUND OR THE MARKET VALUE OF THE SECURITIES - We and our affiliates and agents may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the securities, any such research, opinions or recommendations could affect the level of the Fund or the market value of the securities.

COUNTERPARTY RISK - The payment of amounts owed to you under the securities is subject to the Issuer’s ability to pay. Consequently, you are subject to counterparty risk and are susceptible to risks relating to the creditworthiness of Deutsche Bank AG.

LACK OF LIQUIDITY - The securities will not be listed on any securities exchange.

MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE SECURITIES - In addition to the Fund closing level on any day, the value of the securities will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other.

POTENTIAL CONFLICTS - We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

THE U.S. TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR — Significant aspects of the U.S. federal income tax treatment of the securities are uncertain, and no assurance can be given that the Internal Revenue Service will accept, or a court will uphold, the tax consequences described in the accompanying term sheet.

See “Selected Risk Considerations” in the accompanying term sheet and “Risk Factors” in the accompanying product supplement for additional information.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this fact sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents including term sheet No. 713AR and the product supplement relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement, term sheet No. 713AR and this fact sheet if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

ISSUER FREE WRITING PROSPECTUS
                                                Filed Pursuant to Rule 433
                              Registration Statement No. 333-137902
                        Dated August 11, 2009

Deutsche Bank Structured Equity Sales    1.212.250.9905